EXHIBIT 99.3
                                                                    ------------


                    [Hollinger International Inc. Letterhead]




JAMES R. VAN HORN
Vice President
General Counsel and Secretary


December 12, 2005


Jay A. Swartz
Davies Ward Phillips & Vineberg
1 First Canadian Place, 44th Floor
Toronto, Ontario
M5X 1B1 Canada

RE: HOLLINGER INTERNATIONAL INC.

Dear Mr. Swartz:

This letter responds to your letter to me, dated December 12, 2005. You have confirmed the request of your client, Hollinger Inc. ("Inc."), to be provided with "proportional representation" on the Board of Directors of Hollinger International Inc. ("International"). If the International Board is to include 12 or fewer members, Inc. wishes to have two Board seats; if there are to be more than 12 members of the Board, Inc. wishes to have three Board seats. You have indicated that one of the Inc. representatives must be Randy Benson, and the additional director or directors must be selected by International from a list of the current Board members of Inc., but not including David Drinkwater.

International has previously advised Inc. and its counsel that International does not believe it appropriate to provide any shareholder with Board membership proportional to its equity ownership of International Common Stock. Beyond the issue of proportionality, any representation for Inc. presents particular diffculty. As a result of the significant pending claims that International has against Inc. and other matters as to which Inc. and International may have different points of view, we do not believe that any representative of Inc., much less a director of Inc., could act independently as a director of International and exclusively in the best interests of International shareholders. As a result of conflicting fiduciary duties, such a director would not be considered independent and therefore could not participate on any of the standing independent Board committees at International. The Board's Nominating and Governance Committee has been working diligently to develop a slate of Board candidates that is highly qualified with broad experience, free of conflicts and independent of any particular constituency.

Your letter leaves the clear impression that if Inc.'s request is not satisfied, then Inc. may exercise its voting rights to change the International Board of Directors. This highlights the very concern that International has over the inability of Inc.'s representative to act as


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Mr. Swartz
Page Two
December 12, 2005


an independent fiduciary representing the best interests of International's non-controlling majority shareholders.

While we do not believe that it is appropriate to provide proportional Board representation to any group, the issues noted above relative to Inc. make such representation even more problematic. The Board and Management of International are nonetheless committed to establishing and maintaining a corporate governance structure that is appropriate under all of the current circumstances. We are mindful of the uncertainty created by the existence of the super-voting International Common Stock held by Inc., and the potential disruption that could be caused by the exercise of Inc.'s super-voting power in a manner that could advance Inc.'s interest, but might be opposed to the best interests of all International shareholders.

Accordingly, this will repeat our previously communicated offer to Inc., to provide Inc. with representation on the International Board of Directors. We propose that Inc. be provided with one nominee for the International Board of Directors and that the Inc. Board nominee be selected by the International Board's Nominating and Governance Committee from the list of candidates that you have provided. In exchange for the Board nomination, Inc. would enter into a voting agreement. The voting agreement would provide that votes represented by the International shares controlled by Inc. would be cast in the same proportion as all other shareholders vote their International shares at any shareholder meeting and that Inc. would not exercise its votes outside of a shareholder meeting. The voting agreement would place no restrictions on Inc.'s ability to vote with respect to any change-in-control transaction relating to International. For the reasons set forth above, the agreement would make clear that Inc.'s representative would be ineligible to serve on the International Board's independent committees. This voting agreement would remain in effect for a period of eighteen (18) months.

We believe that our proposal is fair and equitable. It provides Inc. with the representation on the Board that it seeks. It provides a measure of stability to International's governance, which positively affects Inc. by virtue of its large holding in International. It avoids the disruption that would result from the exercise of Inc.'s voting power in a manner that adversely affects the Company's majority non-controlling shareholders. Finally, our proposal provides a hopeful basis upon which a positive dialogue and relationship may be developed between our two organizations.

As you may know, it is International's plan to finalize its slate of director-nominees for our January 24, 2006 Annual Meeting by Wednesday, December 14, 2005. We intend to mail proxy materials relating to this meeting during the week of December 19. Given this timeline, I request that Inc. consider our proposal and respond as promptly as practicable.

Sincerely,


/s/ James R. Van Horn


cc:      Gordon A. Paris
         Henry A. Kissinger
         Raymond G. H. Seitz